Exhibit 99.1

                   Badgley to Assume Sole CEO Position


     Atlanta, Georgia -- November 7, 1997 -- Miller Industries, Inc. (MLR-NYSE) today announced that Jeffrey I. Badgley will assume the position of the Company's sole Chief Executive Officer. Mr. Badgley has served in increasingly more significant senior level positions including President, Chief Operating Officer and most recently Co-CEO, sharing responsibilities with William G. Miller, Chairman and Co-CEO. To accomplish this phase of the Company's executive development program, Mr. Miller will give up the Co-CEO title.

     Mr. Miller will continue to serve as Chairman of the Board and maintain responsibility for the long range strategy of the Company as well as corporate governance issues. As President and CEO, Mr. Badgley will continue with responsibility for operating the business on a day-to-day basis.

     Mr. Badgley said "Bill and I have been a great team for several years. I don't expect that to change. Bill will continue to focus on what he does best -- figuring out where we need to be 3 to 5 years from now and I will continue to be responsible for getting us there."

     Mr. Miller said, "I have no intention of retiring. As the single largest shareholder, I intend to continue to be a very active Chairman for as long as the shareholders and Board of Directors want me."

     Mr. A. Russell Chandler, an outside director of the Company, said, "This is business as usual. Our executive development plan has been in place for some time. Jeff has 23 years experience in the industry and the Board has total confidence in him to continue to lead the Company. And as for Bill Miller, you won't find him behind a desk with his feet propped up -- nothing has changed but his title."

     Miller Industries, Inc. is the world's largest integrated provider of vehicle towing and recovery equipment, systems and services with executive offices in Atlanta, Georgia and manufacturing operations in Tennessee, Pennsylvania, France and England. Miller Industries markets its towing and recovery equipment under the well-recognized Century, Challenger, Holmes, Champion, Eagle, Jige, Boniface and Vulcan brand names and markets its towing services under the national brand name RoadOne
(TM).